TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of this 11th day of May, 2006, by and between Ice Diamond, LLC a limited liability company organized under the laws of the State of Delaware (the “Purchaser”), Ice.com, Inc., a Delaware corporation (“Parent”) and Odimo Incorporated, a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, as set forth in the Asset Purchase Agreement, dated May 11, 2006, by and among Purchaser, Parent and Seller (the “Purchase Agreement”), Purchaser has agreed to purchase from Seller and Seller has agreed to sell, transfer, assign and deliver to Purchaser the Purchased Assets against delivery of the purchase price set forth in the Purchase Agreement (Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement or as defined in Appendix 1 attached thereto and incorporated herein by reference);

WHEREAS, the Purchase Agreement provides that Seller shall enter into a transition services agreement with Purchaser pursuant to which Seller shall provide certain transitional services to Purchaser with respect to the Business following the Closing Date for a limited period of time to facilitate the transfer of the Purchased Assets; and

WHEREAS, the parties desire hereby to set forth the terms and conditions upon which Seller shall provide such services to Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Provision of Services; Standard of Performance.

1.1 Commencing on the date hereof, Seller shall provide to Purchaser the services and facilities (each, a “Service” and collectively, the “Services”) described on Exhibit A, or in such other form as the parties may agree in writing (each such schedule, a “Service Schedule”) for the period of time specified thereon unless a Service is earlier terminated in accordance with the terms hereof. Each Service shall become subject to this Agreement upon execution of a Service Schedule related thereto. As noted on Schedule A, the Services shall include provision of appropriate work space and warehouse space, in Seller’s facility located at 14051 NW 14th Street, Sunrise, FL 33323 (the “Facility”). In addition, if any services, functions, responsibilities or other components of work for any Service are not specifically described in the applicable Service Schedule but are inherent to or a necessary part of the Services described therein, or are reasonably required for proper performance or provision of such Services, they shall be deemed to be “Services” for all purposes under this Agreement.

1.2 Unless a different Performance Standard (as defined in Section 1.4) is set forth in the applicable Service Schedule, Seller agrees to use its commercial best efforts to provide Services in substantially the same manner as such Services were performed by Seller for the Business immediately prior to the Closing Date. For the avoidance of doubt, the phrase “immediately prior to the Closing Date” when used in this Agreement refers to manner in which the Seller operated the Business and the diamond.com website prior to May 4, 2006. Seller shall give the Services substantially the same priority as it accords its own operations. Notwithstanding anything contained herein to the contrary, in connection with providing the Services hereunder, Seller shall maintain the functionality of the diamond.com website as it was functioning immediately prior to the Closing Date but will not be responsible to make any substantive changes to either the functionality or the look and feel of the diamond.com website.

1.3 Except as may be provided in a Service Schedule, (i) Seller shall not be required to provide Services to Purchaser except to the extent that such Services are being provided to the Business; and (ii) the Services shall be used by Purchaser only for the purposes of conducting the Business and operating the Purchased Assets substantially in the manner that they were conducted and operated, by Seller immediately prior to the Closing Date, and shall not be used for any other purposes, except as may be otherwise agreed to by Seller in writing.

1.4 Seller shall provide to Purchaser a weekly report and invoice setting forth the Services performed during the preceding week with reference to any performance standards described on any Service Schedule (the “Performance Standards”) and containing such additional information as may, from time to time, be reasonably requested by Purchaser with respect to (i) any Additional Services (as defined in Section 3.3 below) or (ii) any Service which Purchaser believes has not been performed according to the applicable Performance Standards and for which Purchaser has stated its specific reason for such belief.

1.5 Seller shall provide to Purchaser reasonable notice of any scheduled interference with Seller’s operating or other systems, including downtime for network maintenance, which is reasonably likely to interrupt the performance of or the availability of equipment necessary for the provision of any Service. Purchaser shall not be obligated to pay any Fees with respect to any period that the Services are interrupted due to scheduled interference with Seller’s operating or other systems.

2. Payment

2.1 Purchaser shall pay to Seller a fixed fee based on the rate of $25,000 per month (the “Fee”) for the Services. Payment of the Fee shall be payable in arrears every thirty days, with the Closing Date counted as the first day of the first thirty day period. In addition, in the event that additional third party expenses are incurred by Seller in providing the Services as a result of extreme unforeseen circumstances, Purchaser shall reimburse Seller for such third party expenses, provided, that to the extent such third party expenses are incurred for services that benefit Seller and/or its remaining businesses, Purchaser shall not be liable for payment of such third party fees, provided further that Purchaser shall not be responsible for payment of third party charges for services that could reasonably have been rendered by Seller’s employees immediately prior to the Closing Date.

2.2 In the event that the provision of the Services or the relationship created between the parties hereunder gives rise to any Tax (other than a Tax based on income), such Tax shall be the responsibility of Seller.

3. Term; Addition and Reduction of Services.

3.1 Subject to the terms of this Section 3 and of Section 8, the provision of the Services shall commence on the date hereof and, with respect to each Service, shall terminate sixty (60) days from the Closing Date (the “Services Termination Date”), unless sooner terminated by Purchaser in accordance herewith.

3.2 Purchaser may terminate any Service by giving five (5) days’ prior written notice to Seller, provided, that if Purchaser wishes to cancel all of the Services and this Agreement, Purchaser shall give Seller ten (10) days prior written notice. Any requested termination of a Service pursuant to this Section 3.2 shall become effective at the end of such five (5) or ten (10) day notice period, as applicable. Seller shall thereafter no longer be obligated to provide such Service and Purchaser shall thereafter no longer be obligated to pay for such Service (except with respect to any Fees incurred up to such date). The applicable Service Schedule shall thereafter be amended to reflect the termination of the Service. In the event of a termination of this Agreement prior to the Services Termination Date, any remaining Fee owed shall be prorated to reflect such reduction in time that services are provided.

3.3 If Purchaser desires to extend the term of any Service (or any part thereof) or add any additional service (collectively, the “Additional Services”) arising out of or relating to the Services, Purchaser shall give Seller five (5) days’ prior written notice, which notice shall include reasonable details relating to such request. Purchaser and Seller shall negotiate in good faith whether and on what terms Seller shall provide (if at all) any such extended term or any such Additional Service provided that Seller shall not unreasonably withhold its consent to the extension of any such term or provision of any such Additional Service if such extension or Additional Service was inadvertently or unintentionally omitted from a Service Schedule as of the date of this Agreement or is essential to effectuate an orderly transition of the Business and the Purchased Assets in accordance with the Purchase Agreement. The applicable Service Schedule shall thereafter be amended to include the extended term or a separate Service Schedule shall be entered into to add the Additional Service. Upon execution of such amendment or new Service Schedule, any Additional Service shall be deemed to be a “Service” for all purposes hereunder.

3.4 Seller shall reduce the quantity of any Service provided hereunder upon five (5) days’ prior written notice from Purchaser. Any requested reduction of a Service pursuant to this Section 3.4 shall become effective at the end of such five (5) day notice period.

3.5 Seller shall not terminate or reduce the quantity of any Service or add any Additional Service except as provided in this Section 3 and in Section 8.

4. Employees and Subcontractors.

4.1 Leased Employees. Commencing on the date hereof, Seller agrees to provide to Purchaser for the terms specified below, on a full time and efforts basis, those employees of Seller identified on Exhibit B (the “Leased Employees”), who immediately before the Closing Date served in the respective positions described in such Exhibit B. Such Exhibit B shall also set forth the regular base salary and bonus in effect (both as described in Section 4.1(i) below) for such Leased Employees on the date of this Agreement as well as vacations scheduled for each such Leased Employee on the date of this Agreement and for the term of this Agreement. Seller shall use commercially reasonable efforts to provide Purchaser the full time and effort of any Seller employees that Purchaser reasonably requests to be included on a particular Service Schedule and Seller shall take all reasonable steps to otherwise assist Purchaser in determining the Seller employees who should be leased to Purchaser to best accomplish the Services.

(i) For each week, or portion thereof, during the term of the Service, Purchaser shall pay to Seller every two weeks an amount equal to (A) one hundred percent (100%) of the Leased Employees’ annual regular base salary (not including the value of any bonuses, benefits and retirement or other plan contributions), with a pro rata reduction for each day of such 5-day work week in which the Leased Employee is not performing services on behalf of Purchaser due to vacation or otherwise, plus (B) bonuses in effect for such period (but only those portions of bonuses pertaining to the period covered by this Agreement (which bonuses shall be included on the applicable Service Schedule identifying such Leased Employee) (collectively, the “Leased Employee Fee”). Purchaser shall have no obligation to pay any Leased Employee Fee with respect to Leased Employees whose services have been discontinued in accordance with Section 4.1(vii) below for any period after the last day of service for Purchaser of such Leased Employee. Unless otherwise agreed by the parties, the total amount of any Leased Employee Fees shall be set forth in the invoice delivered to Purchaser pursuant to Section 1.4 hereof

(ii) Seller acknowledges and agrees that it shall be responsible for filing all Tax returns, Tax declarations and Tax schedules, and for withholding and paying all required Taxes, when due, with respect to any and all compensation earned by the Leased Employees under this Agreement. Purchaser will not withhold any employment Taxes from amounts it pays to Seller for Leased Employees hereunder.

(iii) Nothing in this Agreement shall cause the Leased Employees to be deemed employees of Purchaser. The Leased Employees will be employees of Seller only and none of the benefits, if any, that Purchaser provides to its own employees shall be available to the Leased Employees. None of the Leased Employees shall be regarded as eligible employees for purposes of Purchaser’s employee benefit plans, and no service rendered by any Leased Employee shall be taken into account for any purposes under Purchaser’s employee benefit plans. The Leased Employees’ exclusion from benefit programs maintained by Purchaser is a material component of the terms of compensation negotiated by the parties.

(iv) Seller shall exercise best commercial efforts to assist Purchaser in obtaining Leased Employees’ signatures to the form of Non-Disclosure and Proprietary Information Agreement used by Purchaser (the “NDA”).

(v) To the extent that any Leased Employee is subject to a noncompetition or other restrictive agreement with Seller that may preclude the Leased Employee’s performance of Services for Purchaser hereunder, Seller represents and warrants that Seller has taken any necessary steps to release the Leased Employee from any restrictions that are inconsistent with the provision of Services contemplated under this Agreement.

(vi) Notwithstanding the employer/employee relationship that shall exist between the Leased Employees and Seller, Seller shall obtain Purchaser’s written consent prior to implementing changes in (a) the duties and activities of the Leased Employees, (b) the wages, hours, terms and material conditions of employment of the Leased Employees, (c) vacation scheduling and other related matters, and (d) the taking by Seller of any and all other material actions with respect to the employment of any Leased Employee.

(vii) Nothing herein expressed or implied shall confer upon the Leased Employees any rights or remedies of any nature or kind whatsoever, including any right to employment or continued employment for any specified period. This Agreement is for the sole benefit of Seller and Purchaser and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder, whether as a third party beneficiary or otherwise.

(viii) If Purchaser reasonably determines that a Leased Employee is failing to perform in accordance with this Agreement, Purchaser shall immediately notify Seller that Purchaser desires to discontinue the services of such Leased Employee for cause, and Seller shall cooperate with Purchaser in removing such Leased Employee or otherwise resolving such performance issues. Upon such notice, Purchaser shall be entitled to terminate this Agreement immediately with respect to such Leased Employee. In addition, Purchaser shall be entitled to discontinue the services of any or all Leased Employees, without cause, upon not less than one (1) days’ prior written notice.

5. Cooperation; Records; Access.

5.1 The parties agree to fully cooperate in good faith with each other in connection with the provision of the Services and the matters related to or arising hereunder, including, without limitation, Seller’s cooperation with Purchaser to enable Purchaser to establish its own infrastructure to perform the Services independently of Seller as soon as practicable after the Closing Date.

5.2 Each of the parties shall create and maintain full and accurate books in connection with the provision of the Services. For a period of no less than three (3) years, the parties will maintain, in accordance with their standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

5.3 Purchaser shall make available during regular business hours (or otherwise upon reasonable prior notice) to Seller or its Representatives all personnel designated by Purchaser to receive or oversee the Services.

5.4 Seller shall make available during regular business hours (or otherwise upon reasonable prior notice) to Purchaser or its Representatives (i) all personnel designated by Seller to provide the Services, (ii) all books and records maintained by Seller in connection with this Agreement and all other information or materials reasonably requested by Purchaser for the purpose of exercising general oversight and monitoring of the performance of the Services and (iii) on Seller’s premises, all records that Seller has prepared or maintained in providing the Services in order for Purchaser to verify the accuracy of the Fees and the proper performance of Services.

5.5 Seller shall be responsible for obtaining any third party Consents necessary for the performance of the Services, including, without limitation, any required Consent under any intellectual property license or real property lease. The costs and expenses of obtaining any such Consents shall be borne by Seller. In the event that the parties are unable to obtain any required Consent, the parties shall negotiate in good faith reasonable modifications of the Services so that such Consents are not required.

5.6 Each party agrees to make available any of its employees whose assistance, testimony or presence is necessary to assist the other party in evaluating or defending any claims with respect to the Services, including the presence of such employees as witnesses in Proceedings for such purpose; provided that the party requiring such assistance shall reimburse the party providing such assistance for any direct out-of-pocket costs in connection with such employee’s assistance, testimony or presence, promptly following receipt of appropriate documentation of such out-of-pocket costs.

5.7 For any work performed on Purchaser’s premises, Seller shall comply with all security, confidentiality, safety and health policies of Purchaser. Seller shall take all necessary precautions to prevent, and shall be responsible for, any injury to any Persons (including, without limitation, employees of Purchaser) or damage to property (including, without limitation, Purchaser’s property) arising from or relating to Seller’s performance of the Services or the use by Seller of any Purchaser equipment, tools, facility or other property, whether or not such claim is based upon its condition or on the alleged negligence of Purchaser in permitting its use.

5.8 Seller agrees during the term of this Agreement not to accept work or enter into any agreement or accept any obligation that is inconsistent or incompatible with Seller’s obligations under this Agreement or the scope of Services rendered for Purchaser. Seller represents and warrants that, to the best of its knowledge, there is no other existing agreement or duty on Seller’s part that is inconsistent with this Agreement.

6. Management Process.

6.1 On the Closing Date, each party shall designate a project manager (a “Project Manager”) to report and discuss issues with respect to the provision of the Services. The Project Managers shall meet to discuss the performance of the Services as often as reasonably necessary to ensure the orderly provision of the Services, and in any event at least weekly, and shall have authority to address and remedy problems related to the provision of the Services. Each party shall designate successor Project Managers in the event that a designated individual is not available to perform such role hereunder.

6.2 In the event that any dispute arises under this Agreement, the parties agree to negotiate in good faith to resolve such dispute prior to seeking other relief. Either party may at any time deliver a notice to the other party that it wishes to refer a dispute to the Project Managers. Following receipt of such notice, the Project Managers shall negotiate in good faith to resolve such dispute within a period of two (2) days (or such longer period of time as such Project Managers may agree in writing). If at the end of such period, the Project Managers have not fully resolved the dispute, the Purchaser may undertake to rectify the matter in dispute, including but not limited to providing the Services in dispute, provided that if Purchaser undertakes to address the matters in dispute, the Seller will be responsible for the all costs incurred by Purchaser by reason of being required to rectify the matters in dispute and/or to provide such Services, provided further, that Seller shall be responsible for losses incurred by Purchaser as a result of Seller’s failure to provide such Services. For the avoidance of doubt, costs and losses incurred by Purchaser as a result of the failure to provide the Services required by this Agreement will be reimbursed to Purchaser first through disbursement of the Holdback Amount and second, in the event the costs and losses incurred by Purchaser exceed the Holdback Amount, from the Seller.

7. Intellectual Property.

7.1 As used herein, “Work Product” shall include, without limitation, all Intellectual Property Rights and any related work-in-progress, improvements or modifications to any Intellectual Property Rights that are created, developed or conceived (alone or with others) in connection with the Services (i) during the term of this Agreement, whether or not created, developed or conceived during regular business hours, and (ii) if based on Confidential Information of Purchaser, after termination of this Agreement. Work Product shall include, without limitation, all materials required to be delivered to Purchaser under this Agreement.

All Work Product shall be considered “work made for hire” (as such term is defined in 17 U.S.C. §101) and shall be the sole property of Purchaser, with Purchaser having the right to obtain and hold in its own name all Intellectual Property Rights in and to such Work Product. To the extent that the Work Product may not be considered “work made for hire,” Seller hereby irrevocably assigns and agrees to assign to Purchaser, without additional consideration, all right, title and interest in and to all Work Product, whether currently existing or created or developed later, including, without limitation, all Intellectual Property Rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof. Seller shall (i) disclose promptly to Purchaser all Work Product, and (ii) whether during or after the term of this Agreement, execute such written instruments and do such other acts as may be necessary in the opinion of Purchaser to obtain a patent, register a copyright or otherwise evidence or enforce Purchaser’s rights in and to such Work Product (and Seller hereby irrevocably appoints Purchaser and any of its officers as its attorney in fact to undertake such acts in its name).

7.2 To the extent, if any, that Seller retains any right, title or interest in or to any Work Product, Seller hereby grants to Purchaser a perpetual, irrevocable, fully paid-up, transferable, sublicensable, exclusive, worldwide right and license (i) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Purchaser) all or any portion of such Work Product, in any form or media (now known or later developed); (ii) to modify all or any portion of such Work Product, including, without limitation, the making of additions to or deletions from such Work Product, regardless of the medium (now or hereafter known) into which such Work Product may be modified and regardless of the effect of such modifications on the integrity of such Work Product; and (iii) to identify Seller, or not to identify Seller, as one or more authors of or contributors to such Work Product or any portion thereof, whether or not such Work Product or any portion thereof have been modified. Seller further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Work Product Seller may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

7.3 Seller represents, warrants and covenants that: (i) Seller has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any Consents other than as disclosed in the Purchase Agreement; (ii) Seller’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by Seller to any third party to keep any information or materials in confidence or in trust; (iii) the Services, including, without limitation, any deliverables required hereunder, shall be free from material errors or other defects and shall substantially conform to any specifications for such Services and/or deliverables; (iv) the Work Product shall be the original work of Seller, and any persons involved in the development of Work Product have executed (or prior to any such involvement, shall execute) a written agreement with Seller in which such persons (A) assign to Seller all right, title and interest in and to the Work Product in order that Seller may fully grant the rights to Purchaser as provided herein and (B) agree to be bound by confidentiality and non-disclosure obligations no less restrictive than those set forth in this Agreement; (v) Seller has the right to grant the rights and assignments granted herein, without the need for any Consents, assignments, releases, immunities or other rights not yet obtained; (vi) the Services, Work Product, and Confidential Information of Seller (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any Intellectual Property Rights of any third party, and are not and shall not be defamatory or obscene; and (vii) neither the Work Product nor any element thereof shall be subject to any Encumbrance.

7.4 Purchaser hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Confidential Information of Purchaser or other information or materials supplied by Purchaser to Seller hereunder, including, without limitation, any warranties with respect to any specifications for the Work Product or other deliverables required hereunder.

8. Termination.

8.1 Subject to the terms of this Section 8 and Section 3, this Agreement shall terminate on the date which is 60 days from the Closing Date.

8.2 This Agreement may be terminated by either party in advance of the Services Termination Date pursuant to Section 8.1 above:

(i) subject to Section 6.2, upon written notice to the other party if the other party shall default in the performance of any of its material obligations under this Agreement and such default shall continue and not be remedied for a period of five (5) days after receipt of prior written notice stating that a default has occurred; or

(ii) upon written notice to the other party if the other party has filed against it any involuntary petition in bankruptcy or similar proceeding seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for all or substantially all of its assets, whereupon such petition shall not be dismissed, or if the other party shall (A) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (B) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any insolvency law or (E) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or similar proceedings.

8.3 Upon the termination of this Agreement pursuant to this Section 8, Seller shall no longer be obligated to provide any Services and Purchaser shall no longer be obligated to pay for any Services (except with respect to any Fees incurred up to the date of such termination).

8.4 The provisions of Sections 8.3, 9, 10, 11, 13 and 14 shall survive any termination of this Agreement.

9. Liability.

9.1 Seller shall, to the extent permitted by law, indemnify and hold harmless Purchaser and its Representatives and Affiliates from and against all Damages incurred or sustained by Purchaser where such Damages result from (i) the gross negligence or willful misconduct of, or breach of any covenant contained in this Agreement by, Seller, its Representatives, Affiliates or any third party performing Services hereunder, in each case, other than Damages relating to the gross negligence or willful misconduct of Purchaser or Purchaser’s breach of its obligations pursuant to this Agreement, or (ii) the failure by Seller to comply fully with its obligations to any Seller employee, including, without limitation, payment of wages, provision of benefits, and payment of employment taxes.

9.2 Purchaser shall, to the extent permitted by law, indemnify and hold harmless Seller and its Representatives and Affiliates from and against all Damages incurred or sustained by Seller where such Damages result from (i) the gross negligence or willful misconduct of or breach of any covenant contained in this Agreement by Purchaser or its Representatives or Affiliates, in each case, other than Damages relating to the gross negligence or willful misconduct of Seller or Seller’s breach of its obligations pursuant to this Agreement; or (ii) the failure by Purchaser to comply fully with its obligations to any Purchaser employee, including, without limitation, payment of wages, provision of benefits, and payment of employment taxes.

9.3 Subject to Seller’s obligation to use its commercial best efforts to provide security services, monitoring and access control at the Facility as such services were provided for the Business immediately prior to the Closing Date, Purchaser shall be responsible for any risk of loss with respect to Inventory stored at the Facility. Purchaser shall obtain appropriate insurance to cover the Inventory stored at the Facility provided.

9.4 Seller shall not be responsible and shall provide no services relating to recording or accounting for any transactions relating to the Business after the Closing Date. Purchaser acknowledges that Seller shall cause transactional information and customer related data arising out of the operation of the Business after the Closing Date to be made available to Purchaser in ASCII File Format or as otherwise mutually agreed by the parties hereto.

10. Confidential Information.

10.1 Without the prior written consent of the other party, each party agrees not to (i) disclose Confidential Information to any third party or (ii) use any Confidential Information except as necessary to perform its obligations under this Agreement. Any Confidential Information disclosed prior to the date hereof shall be protected by the terms of this Section 10. Each party shall use no less than reasonable care in protecting any Confidential Information received. Each party is and shall remain the sole owner of all right, title and interest in and to its respective Confidential Information. Neither party shall possess any right, title or interest in or any lien on Confidential Information of the other party. All Confidential Information disclosed hereunder shall be on an “AS IS” basis with no warranties, express or implied.

10.2 Each party shall limit disclosure of Confidential Information to its Representatives and Affiliates who have a bona fide need for Confidential Information to carry out the purposes of this Agreement and who have agreed to observe the terms of this Section 10. Each party shall be responsible for any breaches of this Section 10 by its Representatives and Affiliates. Seller agrees to consult with Purchaser and to use commercially reasonable efforts to put in place adequate procedures and make appropriate personnel assignments, in each case as of the Closing Date, in order to ensure that Confidential Information of Purchaser is not used by Seller for the benefit of its business or otherwise misused.

10.3 Upon the earlier to occur of (i) the termination of this Agreement, (ii) such time as any Confidential Information ceases to be required by the party receiving such Confidential Information to perform or receive the Services or (iii) a reasonable request of a party, all Confidential Information of a party (and any copies thereof) shall be returned to that party and any such Confidential Information of a party (and any copies thereof) stored in computer or other electronic archival systems shall be deleted or erased, in each case within fifteen (15) days following such termination or request. Upon the request of a party, the other party shall certify in writing that all such Confidential Information has been returned or destroyed.

10.4 Seller shall not breach any agreements to keep in confidence, or to refrain from using, the confidential, proprietary or trade secret information of a third party. Seller shall not provide to Purchaser any information of a third party in the Work Product or otherwise, nor shall Seller use any such information in its activities for Purchaser, without the prior written consent of Purchaser and such third party.

10.5 In the event that either party or any of its Representatives or Affiliates breach the confidentiality obligations set forth in this Section 11, then the non-breaching party shall have all rights and remedies for breach of confidentiality provided for at law or in equity. If a breach of such confidentiality obligations would cause irreparable harm to the business prospects of the non-breaching party, notwithstanding any dispute resolution provisions herein to the contrary, temporary or preliminary injunctive relief in a court of competent jurisdiction shall be appropriate to prevent either party from a continuing or additional breach, in addition to any other relief to which the non-breaching party may be entitled.

11. Non-Disparagement. Neither party shall, and each party shall ensure that its Representatives shall not, directly or indirectly, make or cause to be made any disparaging or derogatory statement about the other party (including its business or products) or any of its Representatives.

12. Licenses, Permits and Third Party Consents. Seller warrants that all Services shall be performed in compliance with all Legal Requirements. Each party shall obtain and maintain all permits, approvals and licenses, and shall obtain any third party Consents, necessary or appropriate to perform its obligations hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses or Consents. Unless otherwise provided in the applicable Service Schedule, the costs of obtaining any permits, approvals, licenses, sublicenses or approvals and third party Consents, shall be borne by Seller. Except as expressly set forth herein, nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license of any Intellectual Property Rights or Registered Intellectual Property Rights of a party following consummation of the Transaction.

13. Independent Contractor. Each of Purchaser and Seller shall be an independent contractor in the performance of its respective obligations hereunder. Nothing in this Agreement shall create or be deemed to create a partnership, joint venture or a relationship of principal and agent or of employer and employee between Purchaser and Seller, or between any of the Representatives, contractors or suppliers of Purchaser, on the one hand, and of Seller, on the other hand.

14. Notices. Any notices authorized to be given hereunder shall be in writing and deemed given, if delivered personally or by overnight courier, on the date of delivery if a Business Day, or if not a Business Day, on the first Business Day following delivery, or if mailed, three days after mailing by registered or certified mail, return receipt requested, and in each case, addressed, as follows:

(i) if to Purchaser, to:

Shmuel Gniwisch Chief Executive Officer Ice.Com, Inc.

1085 rue Saint-Alexandre #102

Montreal, QC H2Z 1P4 CANADA Facsimile No.: Telephone No.:	(514) 393-1295 (514) 393-9788

with a copy to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: Michael G. Kalish, Esq.
Facsimile No.: (212) 468-7900
Telephone No.: (212) 336-8458

(ii)	if to Seller, to:
Jeff Kornblum Chief Operating Officer Odimo Incorporated

14051 NW 14th Street, Sunrise Florida, 33323

Facsimile No.: (954) 835-2233 Telephone No.: (954) 835-2233

with a copy to:

Berman Rennert Vogel & Mandler, P.A.

Bank of America Tower at International Place, 29th Floor

	100 S.E. Second Street Miami, Florida 33131 Attention: Charles Rennert, Esq. Facsimile No.: Telephone No.:	(305) 347-6463 (305) 577-4171

or if delivered by telecopier, on a Business Day before 5:30 PM local time of addressee on transmission confirmed electronically, or if at any other time or day, on the first Business Day succeeding transmission confirmed electronically, to the facsimile numbers provided above or to such other address or telecopy number as any party shall specify to the other pursuant to the foregoing notice provisions.

15. Severability. No invalidity or unenforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or the remainder of such section.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18. Succession; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under this Agreement.

19. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld.

20. Entire Agreement; Amendment. This Agreement, together with the Purchase Agreement and the other Transaction Agreements, constitutes the entire understanding and agreement between the parties hereto and supersedes any and all written or oral, prior or contemporaneous representations, understandings and agreements between or among Purchaser and Seller with respect to the subject matter hereof. This Agreement may not be canceled, altered, modified, amended or waived, in whole or in part, in any way, except by an instrument in writing signed by all of the parties hereto. All amendments or modifications of this Agreement shall be binding upon the parties even in the absence of consideration so long as the same shall be in writing and executed by the parties hereto.

21. Controlling Agreement. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Purchase Agreement shall prevail, govern and control in all respects.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Ice Diamond, LLC

By: /s/ Shmuel Gniwisch
Name: Shmuel Gniwisch
Title: Chief Executive Officer

Ice.com, Inc.

By: /s/ Shmuel Gniwisch
Name: Shmuel Gniwisch
Title: Chief Executive Officer

Odimo Incorporated

By: /s/ Alan Lipton
Name: Alan Lipton
Title: President

[Signature Page to Transition Services Agreement]

1.	Odimo shall provide Ice personnel access to its facility during normal business hours and, upon reasonable notice therefor, after hours, sufficient to operate the diamond.com website business, including call center, warehouse, fulfillment , shipment, jewelry inspection and assembly and administrative areas.

2.	Odimo shall provide Ice personnel with a reasonably secure work environment, a functioning workstation, computer, telephone, and internet access comparable to what Odimo personnel used immediately prior to the closing.

3.	Odimo shall maintain and oversee internet connectivity and telecom services for Ice and Ice personnel working on the diamond.com website at the facility.

4.	Odimo shall provide Ice personnel with access to Ecometry which will enable the diamond.com website to perform for the benefit of Ice, among other tasks, the following:

a.	Order entry

b.	Order processing

c.	Customer service

d.	Marketing tracking

e.	Merchandising tracking

f.	Logistics/Distribution

g.	Inventory management

h.	All of the various reporting modules

5.	Odimo shall provide Ice with a segregated, secure area to store its inventory. Odimo shall have no responsibility for loss or theft to the Ice inventory unless Odimo is grossly negligent or it is deemed to have engaged in willful misconduct.

6.	At the end of each week, Odimo will send Ice a file containing all of the financial and other information reflective of the activity on the diamond.com website for that period. The format of this file shall be ASCII or such other format as agreed by Odimo and Ice. Immediately following the transition, Odimo shall send Ice data in ASCII format which reflects the cumulative operations of the diamond.com website during the transition period.

Notwithstanding anything contained herein to the contrary, Odimo shall maintain and operate the diamond.com website business in substantially the same way as Odimo operated and maintained the diamond.com website business immediately prior to May 4, 2006. Such services shall include technology support, administrative assistance, website hosting and maintenance, shipping, fulfillment and warehouse services.

APPENDIX 1

Definitions

“Additional Services” shall have the meaning specified in Section 3.3.

“Agreement” shall mean the Transition Services Agreement to which this Appendix 1 is attached (including all other schedules and exhibits attached hereto) as it may be amended from time to time.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Fees” shall have the meaning specified in Section 2.1.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Performance Standards” shall have the meaning specified in Section 1.4.

“Purchase Agreement” shall have the meaning specified in the first WHEREAS clause of this Agreement.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Service” (and, with correlative meaning, “Services”) shall have the meaning specified in Section 1.1.

“Service Schedule” shall have the meaning specified in Section 1.1.

“Work Product” shall have the meaning specified in Section 7.1.